EXHIBIT 99.1

Dr. Karen Smith Joins Sucampo’s Board of Directors

ROCKVILLE, Md., July 18, 2017 (GLOBE NEWSWIRE) -- Sucampo Pharmaceuticals, Inc. (Sucampo) (NASDAQ:SCMP), a global biopharmaceutical company, today announced that Karen Smith, M.D., Ph.D., M.B.A., LLM., has joined the Company’s Board of Directors on July 15.  Dr. Smith is Executive Vice President, R&D, and Chief Medical Officer at Jazz Pharmaceuticals.

“I am excited to welcome Karen to Sucampo’s Board of Directors,” said Peter Greenleaf, Chairman and Chief Executive Officer of Sucampo. “As a proven leader and innovation strategist with significant clinical and product development expertise, Karen will be an indispensable part of our continued growth and evolution as we advance our late-stage pipeline in highly specialized areas of significant unmet medical need.”

Dr. Smith brings to Sucampo over 25 years of senior leadership and executive experience with both major pharmaceutical companies and start-up biotechnology organizations. Her product development expertise spans various therapeutic areas and includes over 20 major drug and device approvals in North and Latin America, Asia, Europe and Australia. From 2011 to 2015, she was Senior Vice President of Global Medical Affairs and Global Therapeutic Area Head for Allergan, a multi-specialty health care company. From 2007 to 2010, Dr. Smith served initially as AstraZeneca’s Vice President of External Medical Relations, and later Vice President of Global Development. She held an array of management and medical roles at the Bristol-Myers Squibb Company in Australia, Canada and the United States. In 2001, she was also the Chief Executive Officer of Boron Molecular, a specialist fine chemicals manufacturing company. Dr. Smith previously served on the Women’s Advisory Board for Ironman Corporation, Susan G. Komen and Girl Scouts; and is currently Advisor to the CEO of Forward Pharma.

Dr. Smith holds a B.A.Sc. and a B.Sc. from the Curtin University, an M.D. from the University of Warwick (UK), a Ph.D. in oncology molecular genetics from the University of Western Australia, an M.B.A. from the University of New England (Australia) and a L.L.M. in medical law from the University of Salford (UK).

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of highly specialized medicines.  Sucampo has a late-stage pipeline of product candidates in clinical development for orphan disease areas, including VTS-270, a 2-hydroxypropyl-beta-cyclodextrin product with a specific compositional fingerprint that has been granted orphan designation in the U.S. and Europe and is in a pivotal Phase 2b/3 clinical trial for the treatment of Niemann-Pick Disease Type C-1, a rare progressive genetic disorder.  VTS-270 also has been granted breakthrough therapy designation in the U.S.  Sucampo has an exclusive option for the North American rights to CPP1-x/sulindac, which is in Phase 3 development for the treatment of familial adenomatous polyposis and has been granted orphan drug designation in the U.S. The company has two marketed products – AMITIZA and RESCULA. For more information, please visit www.sucampo.com.

The Sucampo logo and the tagline, The Science of Innovation, AMITIZA and RESCULA are registered trademarks of Sucampo and its affiliates.

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Contact

Sucampo Pharmaceuticals, Inc.
Silvia Taylor
Senior Vice President, Investor Relations and Corporate Affairs
1-240-223-3718
staylor@sucampo.com